Exhibit 99

CONTACTS:

Media:   Joanna Lipper              Investor:   Robert Onesti
         NCT Group, Inc.                        NCT Group, Inc.
         (203) 226-4447 ext. 3506              (203) 226-4447 ext. 3502
         (203) 226-3123 (fax)                  (203) 226-3123 (fax)
         jlipper@nct-active.com                 rjonesti@nct-active.com

         FOR IMMEDIATE RELEASE

 NCTI SUBSIDIARY LICENSES TECHNOLOGY TO PRO TECH IN EXCHANGE FOR 60% OF PRO
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        TECH COMMON STOCK WORTH $15.5 MILLION AT CURRENT MARKET VALUE
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WESTPORT,  Conn,  September  13,  2000 -- NCT Group,  Inc.  (OTCBB:  NCTI) today announced that its subsidiary NCT Hearing Products, Inc. has granted an exclusive license to Pro Tech Communications, Inc. (OTCBB: PCTU) for rights to certain NCTI technologies for use in lightweight cellular, multimedia and telephony headsets. In consideration for this license, NCTI has received 60% of Pro Tech's common stock with a current market value of approximately $15.5 million, based on yesterday's closing price. NCTI technologies included in the license are NoiseBuster(R) active noise reduction and ClearSpeech(R) noise and echo cancellation.

Pro Tech currently sells high quality, lightweight headsets to high-profile users, among them the NASA space program and McDonald's. Pro Tech founder Keith Larkin previously founded Plantronics and ACS Wireless (now owned by GN Netcom), two of the world's leading telephone headset companies with approximate combined sales of $400 million. Pro Tech, with its current innovative product offerings and planned products incorporating NCTI's advanced technologies, is poised to offer differentiating features such as noise cancellation that are expected to capture the attention of this growing market.

"Working with NCT will allow us to grow our business through the expansion of our current product lines and the creation of new ones," said Richard Hennessey, president, Pro Tech. "We look forward to providing the lightweight communications headset market with the technological advances available in other markets."

Keith Larkin, chairman and CEO, Pro Tech, added, "It is not often that you can bring breakthrough technology into an established market and transform that market. Our relationship with NCT affords us that opportunity and we believe that NCT technology gives Pro Tech a major competitive advantage."

The present annual market for all applications of communications headsets is estimated to be in excess of $700 million. The market for telephone headsets is continually growing with the proliferation of telemarketing and call centers. Industries where call centers are prevalent include airlines and hotels (reservation agents), computers (tech support), financial trading, retail catalogs and emergency services. As multimedia computer applications such as voice recognition become more widely used by businesses and consumers, so too will the use of multimedia headsets. The market for cellular telephone headsets is expected to grow as further information becomes available about the health threats of placing a cellular phone to one's ear. The U.S. Food and Drug Administration recently announced that it will supervise an industry-funded research project to examine whether cellular phone users may be harmed by the energy emitted by the devices.

"This is a timely and highly strategic arrangement for both companies," said Michael J. Parrella, chairman and CEO, NCTI. "Bringing together Pro Tech's exceptional product knowledge and market reputation with NCT's technical expertise creates a winning combination that is sure to result in Pro Tech's getting its fair share of the rapidly-growing lightweight headset market."

Pro Tech will be responsible for all product development, sales and marketing efforts in the designated markets. NCT Hearing will continue to develop technology and products for its other markets of interest including consumer audio, safety, two-way radio and hearing aids.


About Pro Tech Communications, Inc.

Pro Tech Communications, Inc. designs, develops and manufactures headsets and new audio technologies for applications in fast-food, telephone and with the National Aeronautical Space Administration (NASA). It currently has marketing and strategic agreements with the McDonald's Corporation and The Boeing Company. For more information, refer to the Company's World Wide Web site at www.protechcom.com.


About NCT Group, Inc.

NCT Group, Inc. is a publicly-traded, high-tech company. Having historically specialized in the utilization of sound and signal waves to electronically reduce noise, improve signal-to-noise ratio and enhance sound quality, the Company of today is applying its technological innovations to the areas of media, through its DistributedMedia.com, Inc. subsidiary, and communications, with a specific concentration on IP telephony applications. The Company's emerging technology incubation strategy nurtures development of NCT technologies and complimentary technologies from outside developers. Current offerings include the proprietary Sight & Sound(TM) system, a place-based advertising medium installed in retail and commercial locations; ClearSpeech(R), a suite of software algorithms for integrated Internet telephony and enhanced speech-driven applications; silicon micromachined microphone chips for use in communications products; and Java(TM) chip technology targeted to developers of smartcards, appliances and communications applications. The Company's award-winning brands include Gekko(TM) flat audio speakers and NoiseBuster(R) and ProActive(R) active noise reduction headsets. For more information, refer to www.nct-active.com
                                    # # #
Cautionary Statement Regarding Forward-Looking Statements Certain information contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with the Company's most recent Form 10-K and Forms